As filed with the Securities and Exchange Commission on August 29, 2014

Registration No. 333-186978

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSoftStone Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Building 16, Dong Qu, 10 Xibeiwang Dong Lu,

Haidian District, Beijing 100193

People’s Republic of China

(Address of principal executive office)

iSoftStone Holdings Limited 2010 Performance Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

Copies to:

Kurt Berney, Esq.

Portia Ku, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

United States of America

Phone +1-415-984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-186978) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by iSoftStone Holdings Limited, a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on March 1, 2013. Under the Registration Statement, a total of 15,057,468 ordinary shares of the Registrant, par value $0.0001 per share (the “Ordinary Shares”) were registered for issuance upon exercise of options granted or to be granted pursuant to the Registrant’s 2010 Performance Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plan.

On April 18, 2014, the Registrant entered into an Agreement and Plan of Merger with New iSoftStone Holdings Limited (“Parent”) and New iSoftStone Acquisition Limited (“Merger Sub”), a wholly owned subsidiary of Parent (the “Merger Agreement”). On August 25, 2014, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions contemplated thereby, as contemplated by the Merger Agreement.

On August 29, 2014 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon the completion of the Merger, all outstanding Ordinary Shares and American depositary shares of the Registrant and all outstanding and unexercised options to purchase Ordinary Shares pursuant to the Plan were cancelled.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on August 29, 2014.

iSoftStone Holdings Limited

By:	/s/ Cheng Zhang
Name:	Cheng Zhang
Title:	Acting Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tianwen Liu Tianwen Liu	Sole Director, Chief Executive Officer	August 29, 2014

/s/ Cheng Zhang Cheng Zhang	Acting Chief Financial Officer	August 29, 2014

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on August 29, 2014.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director